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                                                                      Exhibit 11

                        GTE CORPORATION AND SUBSIDIARIES
                Calculation of Earnings (Loss) per Common Share
                                  (Unaudited)

                                                                                          Three Months Ended
                                                                                              March 31,
                                                                                        ----------------------
                                                                                          2000          1999
                                                                                        --------      --------
                                                                              (In Millions, Except Per-Share Amounts)
Net Income Available to Common Shareholders:
     Income before extraordinary charges                                                $    816      $    912
     Deduct - Redemption of subsidiary preferred stock                                        (8)           --
                                                                                        --------      --------
     Income available to common shareholders before extraordinary charges (1)                808           912

     Extraordinary charges                                                                    (9)          (30)
                                                                                        --------      --------
Net income available to common shareholders (1)                                         $    799      $    882
                                                                                        ========      ========



Average basic common shares                                                                  962           969

Adjustments to basic common shares:
     Add - Employees' stock and stock option plans                                             6             7
                                                                                        --------      --------

Adjusted average diluted common shares                                                       968           976
                                                                                        ========      ========



EARNINGS (LOSS) PER COMMON SHARE:

     Basic (2)
        Before extraordinary charges                                                    $    .84      $    .94
        Extraordinary charges                                                               (.01)         (.03)
                                                                                        --------      --------

        Consolidated                                                                    $    .83      $    .91
                                                                                        ========      ========



     Diluted (3)
        Before extraordinary charges                                                    $    .84      $    .93
        Extraordinary charges                                                               (.01)         (.03)
                                                                                        --------      --------

        Consolidated                                                                    $    .83      $    .90
                                                                                        ========      ========


(1) Income and net income available to common shareholders is the same for purposes of calculating basic and diluted earnings per share.

(2) Computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period.

(3) Reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised.